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WILSHIRE OIL COMPANY                                FOR IMMEDIATE RELEASE
ANNOUNCES NAME CHANGE TO                            AMEX: WOC
WILSHIRE ENTERPRISES, INC
AT ANNUAL MEETING

         Jersey City, New Jersey, June 30, 2003, - - - S. Wilzig Izak, Chairman and Chief Executive Officer of Wilshire Oil Company of Texas, announced today at the Company's Annual Meeting of Shareholders in Delaware, that the shareholders approved all of the Board of Directors' recommendations, including changing the Company's name to Wilshire Enterprises, Inc., effective immediately. Approximately 90% of the shares voted were in favor of the Board's nominees for Directorship. In addition, two proposals brought by two individual shareholders, and not recommended by the Board, were defeated by a 3 to 1 margin.

         Ms. Izak stated, "We believe that our new name, Wilshire Enterprises, Inc., will maintain the well-known 'Wilshire' name, while not limiting our future direction." As previously announced, Wilshire has authorized its investment bankers to seek purchasers of its oil and gas exploration and production business. At the time, Ms. Izak was quoted as saying that while Wilshire is pursuing such a sale, "we are not exploring any one path at the exclusion of others. Our focus remains on maximizing shareholder value whether by selling one or more portions of our Company to acquirers willing to pay fair value or by continuing our current combined oil & gas and real estate business."

         In addition to not projecting the Company's current strategic direction, the Company's former name no longer fully described the Company's current business. Today, prior to any potential sale of its oil and gas operations, the Company's real estate business has grown to the point where it now accounts for approximately 70% of the Company's revenue.

         With the new name change, Wilshire will maintain its current symbol, "WOC", on the American Stock Exchange. All certificates in the former name, Wilshire Oil Company of Texas, are still valid and need not be replaced.

         Commenting on the successful meeting, Ms. Izak stated, "Particularly in the current environment where shareholders are finding much to criticize in the managements that lead them, we are especially gratified to have the support and confidence of our shareholders. I believe in rejecting the board opposed proposals, the shareholders recognized that our Board is dedicated to acting in the best interest of all shareholders. We are most appreciative and will work hard to continually maintain their trust."

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included herein other than statements of historical fact are forward-looking statements. Although the Company believes that the underlying assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Company's business and prospects are subject to a number of risks which could cause actual results to differ materially from those reflected in such forward-looking statements, including uncertainties inherent in any attempt to sell a portion or the entire business at an acceptable price, volatility of oil and gas prices, the need to develop and replace reserves, risks involved in exploration and drilling, uncertainties about estimates of reserves, environmental risks relating to the Company's oil and gas and real estate properties, competition, the substantial capital expenditures required to fund the Company's oil and gas and real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, government regulation, and the ability of the Company to implement its business strategy.